Filed Pursuant to Rule 424(b)(3)

File No. 333-261239

RiverNorth Opportunities Fund, Inc.

Supplement to the Statement of Additional Information (“SAI”),

dated January 25, 2022

December 22, 2022

This supplement provides updated information beyond that contained in the SAI and should be read in conjunction with the SAI.

1. Effective October 1, 2022, RiverNorth Capital Management, LLC (the “Adviser” or “RiverNorth”) serves as the adviser to the RiverNorth Opportunities Fund, Inc. (the “Fund”) pursuant to the Fund’s investment management agreement with RiverNorth dated October 1, 2022. All references to ALPS Advisors, Inc. (“ALPS”) as adviser to the Fund in the SAI are hereby deleted and replaced with references to RiverNorth as adviser of the Fund, and all references to RiverNorth as the Sub-Adviser of the Fund in the SAI are hereby deleted.

Additionally, the “MANAGEMENT OF THE FUND – Investment Advisory and Sub-Advisory Agreements” section of the SAI is deleted and replaced with the following:

Investment Advisory Agreement

Effective October 1, 2022, the Fund pays RiverNorth Capital Management, LLC (“RiverNorth” or the “Adviser”) a management fee payable on a monthly basis at the annual rate of 1.30% of the Fund’s average daily Managed Assets for the services it provides. This management fee paid by the Fund to the Adviser is essentially an all-in fee structure (the “unified management fee”) and, as part of the unified management fee, the Adviser provides or causes to be furnished all supervisory and administrative and other services reasonably necessary for the operation of the Fund, except (unless otherwise described in the Prospectus or otherwise agreed to in writing), the Fund pays, in addition to the unified management fee, taxes and governmental fees (if any) levied against the Fund; brokerage fees and commissions and other portfolio transaction expenses incurred by or for the Fund; costs of borrowing money including interest expenses or engaging in other types of leverage financing; dividend and/or interest expenses and other costs associated with the Fund’s issuance, offering, redemption and maintenance of preferred shares or other instruments for the purpose of incurring leverage; fees and expenses of any underlying funds in which the Fund invests; dividend and interest expenses on short positions taken by the Fund; fees and expenses, including travel expenses and fees and expenses of legal counsel retained for the benefit of the Fund or directors of the Fund who are not officers, employees, partners, stockholders or members of the Adviser or its affiliates; fees and expenses associated with and incident to stockholder meetings and proxy solicitations involving contested elections of directors, stockholder proposals or other non-routine matters that are not initiated or proposed by the Adviser; legal, marketing, printing, accounting and other expenses associated with any future share offerings, such as rights offerings and shelf offerings, following the Fund’s initial offering; expenses associated with tender offers and other share repurchases and redemptions; and other extraordinary expenses, including extraordinary legal expenses, as may arise, including, without limit, expenses incurred in connection with litigation, proceedings, other claims and the legal obligations of the Fund to indemnify its directors, officers, employees, stockholders, distributors and agents with respect thereto.

Prior to October 1, 2022, ALPS Advisors, Inc. (“ALPS”) served as the Fund’s investment adviser, and the Fund paid ALPS a management fee payable on a monthly basis at the annual rate of 1.00% of the Fund’s average daily Managed Assets for the services and facilities it provided. The management fee paid by the Fund to ALPS was essentially a variable fee structure where the Fund paid an advisory fee under the prior investment advisory agreement with ALPS and also paid “variable fees” to cover other Fund expenses (including administrative services).

The Investment Advisory Agreement provides that the Adviser shall not be liable for any act or omission connected with or arising out of any services to be rendered under such agreement, except by reason of willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under such agreement.

The Adviser will make available, without additional expense to the Fund, the services of such of its officers, directors and employees as may be duly elected as officers or directors of the Fund, subject to the individual consent of such persons to serve and to any limitations imposed by law. The Adviser pays all expenses incurred in performing its services under the Investment Advisory Agreement, including compensation of and office space for directors, officers and employees of the Adviser connected with management of the Fund. The Fund pays brokerage and other expenses of executing the Fund’s portfolio transactions; taxes or governmental fees; interest charges and other costs of borrowing funds; litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business.

The Investment Advisory Agreement will remain in effect for an initial term ending two years from the effective date of that agreement (unless sooner terminated). The Investment Advisory Agreement shall remain in effect from year to year thereafter if approved annually (i) by a majority of the outstanding voting securities of the Fund or by a vote of the Fund’s Board of Directors, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Board of Directors who are not parties to the Investment Advisory Agreement, or “interested persons” of any party to the Investment Advisory Agreement, cast in person at a meeting called for the purpose of voting on such approval. Information regarding the Board of Directors’ approval of the Investment Advisory Agreement is available in the Fund’s annual report to Shareholders dated July 31, 2022. The Investment Advisory Agreement will terminate upon assignment by any party and is terminable, without penalty, on 60 days’ written notice by the Board of Directors or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or upon 60 days’ written notice by the Adviser.

The total dollar amount paid by the Fund to ALPS for the fiscal years ended July 31, 2019, July 31, 2020 and July 31, 2021 were $1,223,507, $1,432,725 and $1,712,045, respectively. See “Summary of Fund Expenses” in the Prospectus.

2. At a meeting held on September 26, 2022, the Board of Directors (the “Board”) of the Fund approved new officers for the Fund as follows: (i) Patrick W. Galley – President and Principal Executive Officer; (ii) Jonathan M. Mohrhardt – Treasurer and Principal Financial Officer; and (iii) Marcus L. Collins – Secretary and Chief Compliance Officer. Additionally, at a meeting held on November 8-9, 2022, the Board accepted the resignation of John S. Oakes as Director of the Fund, and appointed Lisa B. Mougin as Director of the Fund to serve the remaining term of John S. Oakes.

Accordingly, the “Board Members and Officers – Independent Board Members” and the “Board Members and Officers –- Interested Board Members and Officers” sections in the SAI are deleted and replaced with the following:

The following table presents certain information regarding the Board Members of the Fund. Each Board Member’s year of birth is set forth in parentheses after his or her name. The Board is divided into three classes of directors serving staggered three-year terms. The initial terms of the first, second and third classes of directors will expire at the first, second and third annual meetings of stockholders, respectively, and, in each case, until their successors are duly elected and qualify, or until a director sooner dies, retires, resigns or is removed as provided in the governing documents of the Fund. Upon expiration of their initial terms, Directors of each class will be elected to serve for three-year terms and until their successors are duly elected and qualify, and at each annual meeting one class of directors will be elected by the shareholders. If there are Preferred Shares outstanding, two of the Fund’s directors would be elected by the holders of Preferred Shares, voting separately as a class, and the remaining directors of the Fund would be elected by holders of Common Shares and Preferred Shares, voting together as a class.

Except as otherwise noted, the address for all Directors and officers is 360 South Rosemary Avenue, Suite 1420, West Palm Beach, FL 33401. The “independent directors” consist of those directors who are not “interested persons” of the Fund, as that term is defined under the 1940 Act.

Independent Board Members

Name, and Year of Birth	Position(s) Held with Registrant	Term of Office (1) and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Funds in Fund Complex(2) Overseen by Director	Other Directorships(3) Held by the Director During the Past 5 Years
John K. Carter (1961)	Director and Lead Independent Director	Current term expires in 2023. Has served since 2013.	Founder, Special Counsel, Law Office of John K. Carter, P.A. (a general practice and corporate law firm) (2015 to present); Managing Partner, Global Recruiters of St. Petersburg (a financial services consulting and recruiting firm) (2012 to present).	11	RiverNorth Managed Duration Municipal Income Fund, Inc. (1 fund) (2019 to present); RiverNorth Opportunistic Municipal Income Fund, Inc. (1 fund) (2018 to present); Carillon Mutual Funds (12 funds) (2016 to present); RiverNorth Specialty Finance Corporation (1 fund) (2016 to present); RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. (1 fund) (2016 to present); RiverNorth Funds (3 funds) (2013 to present); RiverNorth Flexible Municipal Income Fund, Inc. (1 fund) (2020 to present); RiverNorth Flexible Municipal Income Fund II, Inc. (1 fund) (2021 to present); and RiverNorth Managed Duration Municipal Income Fund II, Inc. (1 fund)(2022 to present).

Mr. Carter has served as a Director of the Fund since 2013 and as lead Independent Director since 2022. He currently serves on the Fund’s Nominating and Corporate Governance Committee and the Audit Committee. Mr. Carter has served as the Managing Partner of the Law Office of John K. Carter, P.A., a general practice and corporate law firm since 2015. From 2012 to 2015, he served as the Managing Partner of Global Recruiters of St. Petersburg, a financial services consulting and recruiting firm. Prior, Mr. Carter was a Business Unit Head of Transamerica Asset Management from 2006 to 2012. Mr. Carter was also a Director and Chairman of the Board of Transamerica Funds and was a Board Member of the United Way of Tampa Bay from 2011 to 2012. Mr. Carter was previously an investment management attorney with experience as in-house counsel, serving with the Securities and Exchange Commission and in private practice with a large law firm. Mr. Carter was selected to serve as a Director of the Fund based on his industry-specific experience, including serving as a chairman of another fund complex, as a compliance officer, and as an investment management attorney.

Name, and Year of Birth	Position(s) Held with Registrant	Term of Office (1) and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Funds in Fund Complex(2) Overseen by Director	Other Directorships(3) Held by the Director During the Past 5 Years
J. Wayne Hutchens (1944)	Director	Current term expires in 2023. Has served since 2013.	Currently retired; Trustee of the Denver Museum of Nature and Science (2000 to 2020); Director of AMG National Trust Bank (June 2012 to present); Trustee of Children’s Hospital Colorado (May 2012 to 2020).	11	ALPS Series Trust (11 funds) (2012 to present); RiverNorth Specialty Finance Corporation (1 fund) (2016 to present); RiverNorth Opportunistic Municipal Income Fund, Inc. (1 fund)(2018 to present); RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. (1 fund) (2018 to present); RiverNorth Funds (3 funds) (2013 to present); RiverNorth Managed Duration Municipal Income Fund, Inc. (2019 to present)(1 fund); RiverNorth Flexible Municipal Income Fund, Inc. (2020 to present)(1 Fund); RiverNorth Flexible Municipal Income Fund II, Inc. (1 fund)(2021 to present); RiverNorth Managed Duration Municipal Income Fund II, Inc. (1 fund) (2022 to present).

Mr. Hutchens has served as a Director of the Fund since 2013. Mr. Hutchens is currently retired. From April 2006 to December 2012, he served as President and CEO of the University of Colorado (CU) Foundation, an organization responsible fundraising, alumni record keeping and endowment management. From April 2009 to December 2012, he was Executive Director of the CU Real Estate Foundation. Mr. Hutchens is also Director Emeritus of the Denver Museum of Nature and Science (2000 to present), Director of AMG National Trust Bank (June 2012 to present) and Director of Children’s Hospital Colorado (May 2012 to present). Prior to these positions, Mr. Hutchens spent 29 years in the banking industry, retiring as Chairman of Chase Bank Colorado. Mr. Hutchens has also served as a Director of ALPS Series Trust since 2012. Mr. Hutchens was selected to serve as a Director of the Fund based on his business and financial services experience.

Name, Address and Year of Birth	Position(s) Held with Registrant	Term of Office (1) and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Funds in Fund Complex(2) Overseen by Director	Other Directorships(3) Held by the Director During the Past 5 Years
Lisa B. Mougin (1972)	Director	Current term expires in 2024. Has served since 2022.	President & Chief Operating Officer of TIFIN (a fintech software company) (2020 to 2022); Senior Vice President of ALPS Fund Services, LLC (2010 to 2017).	8	RiverNorth Managed Duration Municipal Income Fund, Inc. (1 fund) (2022 to present); RiverNorth Opportunistic Municipal Income Fund, Inc. (1 fund) (2022 to present); RiverNorth Specialty Finance Corporation (1 fund) (2022 to present); RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. (1 fund) (2022 to present); RiverNorth Flexible Municipal Income Fund, Inc. (1 fund) (2022 to present) RiverNorth Flexible Municipal Income Fund II, Inc. (1 fund) (2022 to present); RiverNorth Managed Duration Municipal Income Fund II, Inc. (1 fund) (2022 to present).

Ms. Mougin is an experienced senior executive with many years of investment management industry experience in sales, client relationship and operations. Ms. Mougin was most recently President and Chief Operating Officer of the TIFIN affiliated Positivly and Louise platforms. Prior to that, Ms. Mougin was a member of the executive team that built ALPS Fund Services Inc. into a leader in the mutual fund and hedge fund industries.

Name, Address and Year of Birth	Position(s) Held with Registrant	Term of Office (1) and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Funds in Fund Complex(2) Overseen by Director	Other Directorships(3) Held by the Director During the Past 5 Years
David M. Swanson (1957)	Director	Current term expires in 2025. Has served since 2013.	Founder & Managing Partner, SwanDog Strategic Marketing (2006 to present).	11	RiverNorth Managed Duration Municipal Income Fund, Inc. (1 fund) (2019 to present); RiverNorth Opportunistic Municipal Income Fund, Inc. (1 fund) (2018 to present); RiverNorth Specialty Finance Corporation (1 fund) (2018 to present); RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. (1 fund) (2019 to present); RiverNorth Funds (3 funds) (2018 to present); RiverNorth Flexible Municipal Income Fund, Inc. (1 fund) (2020 to present); RiverNorth Flexible Municipal Income Fund II, Inc. (1 fund) (2021 to present); RiverNorth Managed Duration Municipal Income Fund II, Inc. (1 fund) (2022 to present); Managed Portfolio Series (33 funds) (2011 to present); ALPS Variable Investment Trust (7 funds) (2006 to present).

Mr. Swanson has served as a Director of the Fund since 2013. In 2006, Mr. Swanson founded SwanDog Marketing, a marketing consulting firm to asset managers. Mr. Swanson currently serves as SwanDog’s Managing Partner. He has over 30 years of senior management and marketing experience, with approximately 20 years in financial services. Before joining SwanDog, Mr. Swanson most recently served as Executive Vice President and Head of Distribution for Calamos Investments, an investment management firm. He previously held positions as Chief Operating Officer of Van Kampen Investments, President and CEO of Scudder, Stevens & Clark, Canada, Ltd. and Managing Director and Head of Global Investment Products at Morgan Stanley. Mr. Swanson holds a Master of Management from the Kellogg Graduate School of Management at Northwestern University and a Bachelors in Journalism from Southern Illinois University. He was selected to serve as a Director of the Fund based on his business, financial services and investment management experience.

Interested Board Members(7) and Officers(4)

Name, Address and Year of Birth	Position(s) Held with Registrant	Term of Office(1) and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Funds in Fund Complex(2) Overseen by Director	Other Directorships(3) Held by the Director During the Past 5 Years
Patrick W. Galley(5) (1975)	Interested Director, Chairman and President	Current term expires in 2025. Has served as Director since 2013 and President and Principal Executive Officer since 2022.	Chief Executive Officer, RiverNorth Capital Management, LLC (2020 to present); Chief Investment Officer, RiverNorth Capital Management, LLC (2004 to present).	11	RiverNorth Managed Duration Municipal Income Fund, Inc. (1 fund) (2019 to present); RiverNorth Opportunistic Municipal Income Fund, Inc. (1 fund) (2018 to present); RiverNorth Specialty Finance Corporation (1 fund) (2016 to present); RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. (1 fund) (2016 to present); RiverNorth Funds (3 funds) (2006 to present); RiverNorth Flexible Municipal Income Fund, Inc. (1 fund) (2019 to present); RiverNorth Flexible Municipal Income Fund II, Inc. (1 fund) (2021 to present); RiverNorth Managed Duration Municipal Income Fund II, Inc. (1 fund)(2022 to present).

Mr. Galley has been an Interested Director of the Fund since 2013 and is the Chief Executive Officer and Chief Investment Officer for the Fund’s investment adviser, RiverNorth Capital Management, LLC (the “Adviser”) and the portfolio manager of the Fund. His knowledge regarding the investment strategy of the Fund and the closed-end fund industry in total makes him uniquely qualified to serve as a Director.

Name, Address and Year of Birth	Position(s) Held with Registrant	Term of Office (1) and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Funds in Fund Complex(2) Overseen by Director	Other Directorships(3) Held by the Director During the Past 5 Years
Jerry Raio (1964)(6)	Director	Current term expires in 2024. Has served since 2019.	President, Arbor Lane Advisors, Inc. (Since 2018); Board Member of each of FLX Distribution, (2020 to present); Qudos Technologies (2019 to present); and Quantify Crypto (2021 to present); Head of Capital Markets, ClickIPO (2018-2019); Managing Director, Head of Retail Origination, Wells Fargo Securities, LLC (2005 to 2018).	11	RiverNorth Managed Duration Municipal Income Fund, Inc. (1 fund) (2019 to present); RiverNorth Opportunistic Municipal Income Fund, Inc. (1 fund) (2018 to present); RiverNorth Specialty Finance Corporation (1 fund) (2019 to present); RiverNorth/DoubleLine Strategic Opportunity Fund, Inc. (1 fund) (2019 to present); RiverNorth Flexible Municipal Income Fund, Inc. (1 fund) (2020 to present); RiverNorth Flexible Municipal Income Fund II, Inc. (1 fund) (2021 to present); RiverNorth Funds (3 funds) (2022 to present); RiverNorth Managed Duration Municipal Income Fund II, Inc. (1 fund) (2022 to present).

Mr. Raio has served as Director of the Fund since 2019. Mr. Raio has many years of experience in the securities industry, including management roles in the banking and investment management industries. He has more than 15 years of experience in equity capital markets, having worked on the retail syndicate desks at both Citigroup and Morgan Stanley. Since 2018, he has served as President and CEO of Arbor Lane Advisors, Inc. He served as the Managing Director and Head of Retail Origination for Wells Fargo Securities, LLC from 2005 to 2018. Prior to working at Wells Fargo, he served as Director and Head of Closed-End Funds for Citigroup Asset Management. He also serves on the Board of each of FLX Distribution; Qudos Technologies; and Quantify Crypto. He was selected to serve as a Director of the Fund based on his business, financial services and investment management experience.

Name, Address and Year of Birth	Position(s) Held with Registrant	Term of Office (1) and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Funds in Fund Complex(2) Overseen by Director	Other Directorships(3) Held by the Director During the Past 5 Years
Jonathan M. Mohrhardt (1974)	Chief Financial Officer and Treasurer	Indefinite. Has served since 2022.	President, RiverNorth Capital Management, LLC (since 2020); Chief Operating Officer, RiverNorth Capital Management, LLC (2011 to present).	N/A	N/A
Marcus L. Collins (1968)	Chief Compliance Officer and Secretary	Indefinite. Has served since 2022.	General Counsel, RiverNorth Capital Management, LLC (2012 to present); Chief Compliance Officer, RiverNorth Capital Management, LLC (2012 to present).	N/A	N/A

(1)	Each Director’s term is three years.

(2)	The term “Fund Complex” means two or more registered investment companies that:

(a) hold themselves out to investors as related companies for purposes of investment and investor services; or

(b) have a common investment adviser or that have an investment adviser that is an affiliated person of the investment adviser of any of the other registered investment companies.

For all Directors other than Ms. Mougin, the Fund Complex consists of the Fund, RiverNorth Managed Duration Municipal Income Fund Inc., RiverNorth Opportunistic Municipal Income Fund, Inc., RiverNorth Specialty Finance Corporation, RiverNorth/DoubleLine Strategic Opportunity Fund, Inc., RiverNorth Funds (3 funds), RiverNorth Flexible Municipal Income Fund, Inc., RiverNorth Flexible Municipal Income Fund II, Inc. and RiverNorth Managed Duration Municipal Income Fund II, Inc.

For Ms. Mougin, the Fund Complex consists of the Fund, RiverNorth Managed Duration Municipal Income Fund Inc., RiverNorth Opportunistic Municipal Income Fund, Inc., RiverNorth Specialty Finance Corporation, RiverNorth/DoubleLine Strategic Opportunity Fund, Inc., RiverNorth Flexible Municipal Income Fund, Inc., RiverNorth Flexible Municipal Income Fund II, Inc. and RiverNorth Managed Duration Municipal Income Fund II, Inc.

(3)	The numbers enclosed in the parentheticals represent the number of funds overseen in each respective directorship held by the Director. Only includes public company directorships.

(4)	Officers are elected annually. Each officer will hold such office until a successor has been elected by the Board.

(5)	Mr. Galley is considered an “Interested Director” because of his affiliation with the Adviser.

(6)	Mr. Raio is considered an “Interested Director” because of his current position as a director of FLX Distribution, which the Adviser is an investor in and Mr. Galley is a Director of; and his prior affiliation with Wells Fargo Securities, LLC, which previously served as a broker and underwriter for certain funds advised by the Adviser.

(7)	“Interested Directors” refers to those Directors who constitute “interested persons” of the Fund as defined in the 1940 Act.

Board Leadership Structure. The Board of Directors, which has overall responsibility for the oversight of the Fund’s investment programs and business affairs, believes that it has structured itself in a manner that allows it to effectively perform its oversight obligations. Mr. Patrick W. Galley, the Chairman of the Board (“Chairman”), is not an Independent Director. The Board believes that the use of an interested director as Chairman is the appropriate leadership structure for the Fund given (i) Mr. Patrick Galley’s role in the day to day operations of the Adviser, (ii) the extent to which the work of the Board of Directors is conducted through the Audit Committee of the Board of Directors (the “Audit Committee”) and the Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating and Corporate Governance Committee”), each of whose meetings is chaired by an Independent Director, (iii) the frequency that Independent Directors meet with their independent legal counsel and auditors in the absence of members of the Board of Directors who are interested directors of the Fund and management, and (iv) the overall sophistication of the Independent Directors, both individually and collectively. The members of the Board of Directors also complete an annual self-assessment during which the directors review their overall structure and consider where and how its structure remains appropriate in light of the Fund’s current circumstances. The Chairman’s role is to preside at all meetings of the Board of Directors and in between meetings of the Board of Directors to generally act as the liaison between the Board of Directors and the Fund’s officers, attorneys and various other service providers, including but not limited to the Adviser and other such third parties servicing the Fund. The Board of Directors believes that having an interested person serve as Chairman of the Board of Directors enables Mr. Galley to more effectively carry out these liaison activities. The Board of Directors also believes that it benefits during its meetings from having a person intimately familiar with the operation of the Fund to set the agenda for meetings of the Board of Directors to ensure that important matters are brought to the attention of and considered by the Board of Directors.

The Fund has two standing committees, each of which enhances the leadership structure of the Board: the Audit Committee and the Nominating and Corporate Governance Committee. The Audit Committee and Nominating and Corporate Governance Committee are each chaired by, and composed of, members who are Independent Directors.

The Audit Committee of the Board (“Audit Committee”) is comprised of Ms. Mougin and Messrs. Carter, Swanson and Hutchens (the Audit Committee’s Chairman and Financial Expert). None of the members of the Audit Committee are “interested persons” of the Fund, as defined in the 1940 Act.

The role of the Audit Committee is to assist the Board in its oversight of (i) the quality and integrity of Fund’s financial statements, reporting process and the independent registered public accounting firm (the “independent accountants”) and reviews thereof, (ii) the Fund’s accounting and financial reporting policies and practices, its internal controls and, as appropriate, the internal controls of certain service providers, (iii) the Fund’s compliance with legal and regulatory requirements and (iv) the independent accountants’ qualifications, independence and performance. The Audit Committee is also required to prepare an audit committee report pursuant to the rules of the SEC for inclusion in the Fund’s annual proxy statement. The Audit Committee operates pursuant to the Audit Committee Charter (the “Audit Committee Charter”) that was most recently reviewed and approved by the Audit Committee on March 21, 2019, at which time the Audit Committee recommended approval to the Board and the Board approved the continuance of the Audit Committee Charter. The Audit Committee Charter is available at the Fund’s website: www.rivernorth.com/riv. As set forth in the Audit Committee Charter, management is responsible for maintaining appropriate systems for accounting and internal control, and the Fund’s independent accountants are responsible for planning and carrying out proper audits and reviews. The independent accountants are ultimately accountable to the Board and to the Audit Committee, as representatives of stockholders. The independent accountants for the Fund report directly to the Audit Committee.

Based on the findings of the Audit Committee, the Audit Committee has determined that Mr. Hutchens is an “audit committee financial expert,” as defined in the rules promulgated by the SEC, and as required by NYSE Listing Standards. Mr. Hutchens serves as the Chairman of the Audit Committee.

The Audit Committee met four times during the fiscal year ended July 31, 2021.

The Nominating and Corporate Governance Committee of the Board of Directors (“Nominating and Corporate Governance Committee”) is comprised of Messrs. Carter, Hutchens and Swanson (Chair) and Ms. Mougin. The Nominating and Corporate Governance Committee operates pursuant to the Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board individuals believed to be qualified to become Board members in the event that a position is vacated or created. The Nominating and Corporate Governance Committee Charter is available at the Fund’s website: www.rivernorth.com/riv.

The Nominating and Corporate Governance Committee will consider Director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board, the qualifications of the candidate and the interests of stockholders. The Nominating and Corporate Governance Committee has not adopted a formal diversity policy, but it may consider diversity of professional experience, education and skills when evaluating potential nominees for Board membership.

To serve as a Director, nominees must (a) have no felony convictions or felony or misdemeanor convictions involving the purchase or sale of a security; and (b) not have been the subject of any order, judgment or decree (which was not subsequently reversed, suspended or vacated) of any federal or state authority finding that the individual violated or is in violation of any federal or state securities laws.

In addition, in order for the Nominating and Corporate Governance Committee to consider a stockholder submission, the following requirements must be satisfied regarding the nominee: (a) the nominee must satisfy all qualifications provided under the Nominating and Corporate Governance Committee Charter and in the Fund’s organizational documents, including qualification as a possible independent Board member; (b) the nominee may not be the nominating stockholder, a member of the nominating stockholder group or a member of the immediate family of the nominating stockholder or any member of the nominating stockholder group; (c) neither the nominee nor any member of the nominee’s immediate family may be currently employed or employed within the last year by any nominating stockholder entity or entity in a nominating stockholder group; (d) neither the nominee nor any immediate family member of the nominee is permitted to have accepted directly or indirectly, during the year of the election for which the nominee’s name was submitted, during the immediately preceding calendar year, or during the year when the nominee’s name was submitted, any consulting, advisory, or other compensatory fee from the nominating stockholder or any member of a nominating stockholder group; (e) the nominee may not be an executive officer, Director (or person fulfilling similar functions) of the nominating stockholder or any member of the nominating stockholder group, or of an affiliate of the nominating stockholder or any such member of the nominating stockholder group; (f) the nominee may not control (as that term is defined under the 1940 Act) the nominating stockholder or any member of the nominating stockholder group (or, in the case of a holder or member that is a fund, an interested person of such holder or member as defined by Section 2(a)(19) of the 1940 Act); and (g) a stockholder or stockholder group may not submit for consideration a nominee who has previously been considered by the Nominating and Corporate Governance Committee.

Stockholders wishing to recommend candidates to the Nominating and Corporate Governance Committee should submit such recommendations to the Secretary of the Fund, who will forward the recommendations to the committee for consideration. The submission must include: (i) a brief description of the business desired to be brought before the annual or special meeting and the reasons for conducting such business at the annual or special meeting, (ii) the name and address, as they appear on the Fund’s books, of the stockholder proposing such business or nomination, (iii) a representation that the stockholder is a holder of record of stock of the Fund entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such nomination; (iv) whether the stockholder plans to deliver or solicit proxies from other stockholders; (v) the class and number of shares of the capital stock of the Fund, which are beneficially owned by the stockholder and the proposed nominee to the Board, (vi) any material interest of the stockholder or nominee in such business; (vii) to the extent to which such stockholder (including such stockholder’s principals) or the proposed nominee to the Board has entered into any hedging transaction or other arrangement with the effect or intent of mitigating or otherwise managing profit, loss, or risk of changes in the value of the Common Shares or the daily quoted market price of the Fund held by such stockholder (including stockholder’s principals) or the proposed nominee, including independently verifiable information in support of the foregoing; and (viii) such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the 1934 Act. Each eligible stockholder or stockholder group may submit no more than one independent Director nominee each calendar year.

The Nominating and Corporate Governance Committee met once during the fiscal year ended July 31, 2021.

Risk Oversight. The Fund is confronted with a multitude of risks, such as investment risk, counter party risk, valuation risk, political risk, risk of operational failures, business continuity risk, regulatory risk, legal risk and other risks not listed here. The Board recognizes that not all risks that may affect the Fund can be known, eliminated or even mitigated. In addition, there are some risks that may not be cost effective or an efficient use of the Fund’s limited resources to moderate. As a result of these realities, the Board, through its oversight and leadership, has and will continue to deem it necessary for stockholders of the Fund to bear certain and undeniable risks, such as investment risk, in order for the Fund to operate in accordance with its Prospectus, Statement of Additional Information and other related documents.

However, as required under the 1940 Act, the Board has adopted, on the Fund’s behalf, a vigorous risk program that mandates the Fund’s various service providers, including the Adviser, to adopt a variety of processes, procedures and controls to identify various risks, mitigate the likelihood of such adverse events from occurring and/or attempt to limit the effects of such adverse events on the Fund. The Board fulfills its leadership role by receiving a variety of quarterly written reports prepared by the Fund’s Chief Compliance Officer that (1) evaluate the operation and policies of the Fund’s service providers, (2) make known any material changes to the policies and procedures adopted by the Fund or its service providers since the CCO’s last report and (3) disclose any material compliance matters that occurred since the date of the last CCO report. In addition, the Independent Directors meet quarterly in executive sessions without the presence of any Interested Directors, the Adviser or any of their affiliates. This configuration permits the Independent Directors to effectively receive the information and have private discussions necessary to perform their risk oversight role, exercise independent judgment, and allocate areas of responsibility between the full Board, its various committees and certain officers of the Fund. Furthermore, the Independent Directors have engaged independent legal counsel and auditors to assist the Independent Directors in performing their oversight responsibilities. As discussed above and in consideration of other factors not referenced herein, the Board has determined its leadership role concerning risk management as one of oversight and not active management of the Fund’s day-to-day risk management operations.

Director Transactions with Fund Affiliates. As of December 31, 2021, none of the Independent Directors, as such term is defined by the New York Stock Exchange (“NYSE”) Listing Standards (each an “Independent Director” and collectively the “Independent Directors”), nor members of their immediate families owned securities, beneficially or of record, in the Adviser, or an affiliate or person directly or indirectly controlling, controlled by, or under common control with the Adviser. Furthermore, over the past five years, neither the Independent Directors nor members of their immediate families have any direct or indirect interest, the value of which exceeds $120,000, in the Adviser or any of its respective affiliates. In addition, for the fiscal year ended July 31, 2021, neither the Independent Directors nor members of their immediate families have conducted any transactions (or series of transactions) or maintained any direct or indirect relationship in which the amount involved exceeds $120,000 and to which the Adviser or any of its affiliates was a party.

Compensation. The Fund pays no salaries or compensation to any of its officers or interested Directors employed by the Adviser. The Fund’s Directors receive an annual retainer of $17,000 and an additional $2,000 for attending each regular meeting of the Board, and an additional $1,000 for attending each special meeting of the Board. The Independent Directors are also reimbursed for all reasonable out-of-pocket expenses relating to attendance at meetings of the Board.

Please retain this Supplement for future reference.